EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C.  20549

May 21, 2002

Dear Sir / Madam:

We have read the first four paragraphs of Item 4 included in Form 8-K dated May 21, 2002 of Stoneridge, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP

cc:    Kevin P. Bagby
Vice President and Chief Financial Officer
Stoneridge, Inc.